Exhibit 4.2

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE

between

OCEANEERING INTERNATIONAL, INC.

as Issuer

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

4.650% Senior Notes due 2024

November 21, 2014

OCEANEERING INTERNATIONAL, INC.

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE, dated as of November 21, 2014 (the “First Supplemental Indenture”), between Oceaneering International, Inc., a corporation incorporated under the laws of the State of Delaware (the “Company”), and Wells Fargo Bank, National Association (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture (the “Base Indenture”), dated as of November 21, 2014 (as supplemented by this First Supplemental Indenture, the “Indenture”) providing for the issuance from time to time of one or more series of the Company’s Securities;

WHEREAS, Sections 2.01 and 9.01(9) of the Base Indenture provide that the Company and the Trustee may from time to time enter into one or more indentures supplemental thereto to establish the form or terms of Securities of a new series;

WHEREAS, Section 9.01(6) of the Base Indenture permits the execution of supplemental indentures without the consent of any Holders to add to the covenants of the Company for the benefit of the Holders of all or any series of Securities;

WHEREAS, the Company desires to issue 4.650% Senior Notes due 2024, a new series of Securities, the issuance of which was authorized by or pursuant to resolution of the Board of Directors of the Company;

WHEREAS, the Company, pursuant to the foregoing authority, proposes in and by this First Supplemental Indenture to supplement and amend the Base Indenture insofar as it shall apply only to the Senior Notes (as defined herein) in certain respects; and

WHEREAS, all things necessary have been done to make the Senior Notes, when executed by the Company and authenticated and delivered hereunder and duly issued by the Company, the valid obligations of the Company, and to make this First Supplemental Indenture a valid agreement of the Company, in accordance with their and its terms.

NOW THEREFORE:

In consideration of the premises provided for herein, the Company and the Trustee mutually covenant and agree for the equal and proportionate benefit of all Holders of the Senior Notes as follows:

ARTICLE ONE

THE SENIOR NOTES

SECTION 101 Designation of Senior Notes; Establishment of Form. There shall be a series of Securities designated “4.650% Senior Notes due 2024” of the Company (the “Senior Notes”), the form of which shall be substantially as set forth in Annex A hereto, which is incorporated into and shall be deemed a part of this First Supplemental Indenture, in each case with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture, and which may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the officers of the Company executing such Senior Notes, as evidenced by their execution of the Senior Notes.

All of the Senior Notes shall initially be issued in permanent global form, substantially in the form set forth in Annex A hereto (collectively, the “Global Securities”), as book-entry Securities. Each Global Security shall represent such amount of the outstanding Senior Notes as shall be specified therein and shall provide that such Global Security shall represent the aggregate amount of outstanding Senior Notes from time to time endorsed thereon and that the aggregate amount of outstanding Senior Notes represented thereby may from time to time be reduced to reflect exchanges and redemptions.

The Company initially appoints The Depository Trust Company to act as Depositary with respect to the Global Security.

SECTION 102 Amount. The Senior Notes may be issued in unlimited aggregate principal amount. The Trustee shall authenticate and deliver Senior Notes for original issue in an initial aggregate principal amount of up to $500,000,000 of Senior Notes upon Company Order without any further action by the Company.

SECTION 103 Interest. The Senior Notes shall bear interest at the rate set forth under the caption “Interest” in the Senior Notes, commencing on the Issue Date of the Senior Notes. Interest on the Senior Notes shall be payable to the Persons in whose name the Senior Notes are registered at the close of business on the Regular Record Date for such interest payment. The date from which interest shall accrue for each Senior Note shall be set forth in such Senior Note. The Interest Payment Dates on which interest on the Senior Notes shall be payable are May 15 and November 15 of each year, commencing on May 15, 2015. The Regular Record Dates for the interest payable on the Senior Notes on any Interest Payment Date shall be May 1 or November 1, as the case may be, immediately preceding such Interest Payment Date (each a “Regular Record Date”).

SECTION 104 Denominations. The Senior Notes shall be issued in denominations of $2,000 or any integral multiple of $1,000 in excess thereof.

SECTION 105 Optional Redemption. The Company, at its option, may redeem the Senior Notes in accordance with the provisions of and at the Redemption Prices set forth under the caption “Optional Redemption” in the Senior Notes and in accordance with the provisions of the Indenture.

SECTION 106 Sinking Fund. There shall be no sinking fund for the retirement of the Senior Notes.

SECTION 107 Place of Payment. The Place of Payment for the Senior Notes and the place or places where the principal of and interest on the Senior Notes shall be payable, the Senior Notes may be surrendered for registration of transfer, the Senior Notes may be surrendered for exchange or redemption and where notices may be given to the Company in respect of the Senior Notes is at the office or agency of the Trustee in New York, New York, or Dallas, Texas; provided that payment of interest may be made at the option of the Company by check mailed to the address of the Person entitled thereto as such address shall appear in the register of the Securities or by wire transfer of immediately available funds to the accounts in the United States specified by the Holder of such Senior Notes.

SECTION 108 Payment on Business Day. If any Interest Payment Date, Redemption Date or Maturity date of the Senior Notes is not a Business Day at any Place of Payment, then payment of the principal, premium, if any, and interest may be made on the next Business Day at that Place of Payment. No interest shall accrue on the amount payable for the period from and after the applicable Interest Payment Date, Redemption Date or Maturity date, as the case may be.

SECTION 109 Maturity. The date on which the principal of the Senior Notes is payable, unless accelerated pursuant to the Indenture, shall be November 15, 2024.

SECTION 110 Paying Agent and Registrar. The Company initially appoints the Trustee to act as Paying Agent and Registrar with respect to the Senior Notes.

SECTION 111 Other Terms of the Senior Notes. Without limiting the foregoing provisions of this Article One, the terms of the Senior Notes shall be as set forth in the form of Senior Notes set forth in Annex A hereto as provided in the Indenture.

ARTICLE TWO

AMENDMENTS TO THE INDENTURE

The amendments contained herein shall apply to the Senior Notes only and not to any other series of Security issued under the Indenture, and any covenants provided herein are expressly being included solely for the benefit of the Senior Notes. These amendments shall be effective for so long as there remain any Senior Notes outstanding.

SECTION 201 Definitions. Section 1.01 of the Base Indenture is amended by inserting or restating, as the case may be, in their appropriate alphabetical position, the following definitions:

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the lesser of:

(i) the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with generally accepted accounting principles or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the Senior Notes compounded semiannually; and

(ii) if the obligation with respect to the Sale and Leaseback Transaction constitutes an obligation that is required to be accounted for as a capital lease obligation in accordance with generally accepted accounting principles, the amount equal to the capitalized amount of such obligation determined in accordance with U.S. generally accepted accounting principles and included in the financial statements of the lessee.

“Below Investment Grade Rating Event” means the Senior Notes are rated below Investment Grade by both Rating Agencies on any date from the date of the first public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Senior Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if any of the Rating Agencies making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(i) the consummation of the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s properties or assets and those of the Company’s Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or one or more of the Company’s wholly owned Subsidiaries;

(ii) the adoption of a plan relating to the Company’s liquidation, winding-up or dissolution of the Company; or

(iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the Company’s Voting Stock, measured by voting power rather than number of shares.

Notwithstanding the foregoing, a transaction effected to create a holding company for the Company shall not be deemed to involve a Change of Control if (i) pursuant to such transaction the Company becomes a wholly owned Subsidiary of such holding company and (ii) the Holders of the Voting Stock of such holding company immediately following consummation of such transaction are the same as the Holders of the Company’s Voting Stock immediately prior to consummation of such transaction.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Consolidated Net Tangible Assets” means, as of any date of determination, the total amount of assets after deducting therefrom:

(i) all current liabilities, excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed; and

(ii) unamortized debt discount and expense, goodwill, trademarks, brand names, patents and other intangible assets, all as shown on the latest consolidated balance sheet of the Company and its Subsidiaries at the time of the determination and computed in accordance with U.S. generally accepted accounting principles.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate the Senior Notes or fails to make a rating of the Senior Notes publicly available for reasons outside of the Company’s control, the equivalent investment grade credit rating from any Rating Agency selected by the Company as a replacement Rating Agency).

“Lien” means and includes any lien, pledge, mortgage, security interest, conditional sale or other title retention agreement or other similar encumbrance.

“Moody’s” means Moody’s Investors Services, Inc. and any successor to its rating agency business.

“Permitted Liens” means:

(1)	any statutory or governmental Lien or a Lien arising by operation of law, or any mechanics’, repairman’s, materialman’s, supplier’s, carrier’s, landlord’s, warehouseman’s, maritime or similar Lien incurred in the ordinary course of business which is not yet due or is being contested in good faith by appropriate proceedings and any undetermined Lien that is incidental to construction, development, improvement or repair;

(2)	banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution and arising in the ordinary course of business;

(3)	Liens securing forward contracts, futures contracts, swap agreements or other commodities contracts in the ordinary course of business and in accordance with established risk management policies;

(4)	the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, license or permit or by any provision of law to purchase or to recapture, or to designate a purchaser of, any property;

(5)	Liens for taxes and assessments that are not at the time delinquent or are delinquent but the validity of which are being contested at the time by the Company or any of its Subsidiaries in good faith;

(6)	Liens on, or to secure the performance of, leases and charters arising in the ordinary course of business;

(7)	Liens upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings;

(8)	Liens upon property or assets acquired or sold by the Company or any of its Subsidiaries resulting from the exercise of any rights arising out of defaults on receivables;

(9)	Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

(10)	Liens on cash and cash equivalents deposited with an escrow agent, trustee or similar Person to defease or to satisfy and discharge in full any indebtedness;

(11)	Liens upon or deposits of any assets to secure performance and Liens in favor of issuers of surety or performance bonds, letters of credit, bankers’ acceptances or guarantees pursuant to the request of and for the account of the Company or any of its Subsidiaries; and

(12)	Liens arising or imposed by reason of any attachment, judgment, decree or order of any regulatory, governmental or court authority or proceeding, so long as any proceeding initiated to review same shall not have been terminated or the period within which such proceeding may be initiated shall not have expired, or such attachment, judgment, decree or order shall otherwise be effectively stayed.

“Rating Agency” means (i) each of Moody’s and S&P and (ii) if either of Moody’s or S&P ceases to rate the Senior Notes or fails to make a rating of the Senior Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Restricted Property” means any real property, manufacturing plant, warehouse, office building or other physical facility, or any item of marine, transportation or construction equipment or other like depreciable assets of the Company or any of its Restricted Subsidiaries, whether owned on or acquired after the original issue date of the Senior Notes, unless, in the opinion of the board of directors of the Company, such plant or facility or other asset is not of material importance to the total business conducted by the Company and its Restricted Subsidiaries taken as a whole; provided, that any such individual property shall be deemed to not be a restricted property (without the need for any board resolution) if such property does not have a fair value in excess of 0.25% of the total assets included in the Company’s most recent quarterly consolidated balance sheet, provided further that the aggregate fair value of properties excluded pursuant to the preceding proviso shall not exceed $100,000,000.

“Restricted Subsidiary” means any Subsidiary of the Company that owns a Restricted Property.

“Sale and Leaseback Transaction” means a sale or transfer made by the Company or a Restricted Subsidiary (except a sale or transfer made to the Company or another Restricted Subsidiary) of any Restricted Property, if such sale or transfer is made with the agreement, commitment or intention of leasing such property to the Company or a Restricted Subsidiary, other than: (i) any such transaction involving a lease for a term (including renewals or extensions exercisable by the Company or any of its Restricted Subsidiaries) of not more than three years; or (ii) any such transaction entered into at the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the Restricted Property.

“Subsidiary” means (i) any corporation of which a majority of the outstanding Voting Stock is owned, directly or indirectly, by the Company or by one or more of its other subsidiaries, or both, (ii) a partnership in which the Company or its subsidiaries are, at the date of determination, a general or limited partner of such partnership, but only if the Company or its subsidiaries are entitled to receive more than fifty percent of the assets of such partnership upon its dissolution, or (iii) any other Person (other than a corporation or partnership) in which the Company or any of its subsidiaries, directly or indirectly, at the date of determination thereof, have (x) at least a majority ownership interest or (y) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc. and any successor to its rating agency business.

“Voting Stock” of a Person means all classes of capital stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors (or Persons performing similar functions).

SECTION 202 Additional Covenants. Article Four of the Base Indenture shall be amended by adding the following Sections 4.08, 4.09, 4.10 and 4.11:

Section 4.08 Limitation on Liens.

The Company shall not, and shall not permit any of its Subsidiaries to, incur, issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed, secured by a Lien on any Restricted Property, or on any Capital Stock of a Restricted Subsidiary, without effectively providing, concurrently with the incurrence, issuance, assumption or guarantee of such secured indebtedness, that the Senior Notes (together with, if the Company shall so determine, any of its other indebtedness or the indebtedness of any such Restricted Subsidiary then existing or thereafter created ranking on a parity with the Senior Notes) shall be secured equally and ratably with (or prior to) such secured indebtedness, so long as such secured indebtedness shall be so secured, unless, after giving effect thereto, the aggregate amount of (x) all such secured indebtedness (excluding any indebtedness secured by Liens referred to in clauses (1) through (10) below and any indebtedness as to which the Senior Notes have been secured equally and ratably with (or prior to) as provided above) and (y) all of the then outstanding Attributable Debt related to any Sale and Leaseback Transaction as to which the requirements in clauses (2)(i) through (2)(iii) of the first paragraph of Section 4.09 have not been complied with, does not exceed 15% of the Company’s Consolidated Net Tangible Assets as shown on the Company’s most recent consolidated quarterly financial statements; provided, however, that the foregoing limitations shall not apply to:

(1)	Liens existing on the date of original issuance of the Senior Notes;

(2)	Liens on property or assets of, or on any shares of stock, ownership interests in or indebtedness (and any additions thereto, proceeds thereof and property in replacement or substitution thereof) of any Person existing at the time such Person becomes a Subsidiary (including a Restricted Subsidiary) of the Company;

(3)	Liens on property or assets (and any additions thereto, proceeds thereof and property in replacement or substitution thereof) existing at the time of acquisition thereof (including acquisition through merger or consolidation) or to secure the payment of all or any part of the purchase price or cost of construction, development, expansion or improvement thereof or to secure any indebtedness incurred prior to, at the time of, or within 12 months after, the acquisition or completion of construction, development, expansion or improvement of such property or assets or its commencement of commercial operations for the purpose of financing all or any part of the purchase price or cost of construction, development, expansion or improvement thereof;

(4)	Liens in favor of the Company or any Subsidiary of the Company;

(5)	Liens on any current assets that secure current liabilities;

(6)	Liens in favor of the United States of America or any other sovereign entity, or any state, province or other political subdivision thereof, or any entity, department, agency, instrumentality or comparable authority thereof, to secure partial, progress, advance or other payments or performance pursuant to the provisions of any contract, statute, law, rule or regulation;

(7)	Liens to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing, developing, repairing or improving the property subject to such Liens, including without limitation, Liens to secure indebtedness of the pollution control or industrial revenue bond type;

(8)	Liens to secure indebtedness issued or guaranteed by the United States of America, any state thereof, any foreign country or any department, agency or instrumentality of any such jurisdiction;

(9)	Permitted Liens; and

(10)	any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Lien referred to in the foregoing clauses, inclusive; provided, that such extension, renewal or replacement Lien shall be limited to all or a part of the same property or assets (and any additions thereto, proceeds thereof and property in replacement or substitution thereof) that secured the Lien extended, renewed or replaced, plus improvements on such property or assets.

Section 4.09 Restrictions on Sale and Leaseback Transactions.

The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction, unless:

(1)	fair value is received by the Company or the relevant Restricted Subsidiary for the property sold (as determined in good faith by the Company or the relevant Restricted Subsidiary); and

(2)	the Company or a Restricted Subsidiary, within 365 days after the completion of the Sale and Leaseback Transaction, apply an amount equal to the greater of the net proceeds therefrom and the Attributable Debt associated with the property either: (i) to the redemption, repayment or retirement of third-party long-term debt that is not subordinated in right of payment to the Senior Notes (including the cancellation by the Trustee of any debt securities of any series delivered by the Company to the Trustee) or (ii) to the purchase by the Company or any Restricted Subsidiary of property substantially similar to the property sold or transferred or (iii) any combination of the applications referred to in clauses (i) and (ii).

In addition, the Company and its Restricted Subsidiaries may enter into a Sale and Leaseback Transaction if the Company or the Restricted Subsidiary would be entitled to incur indebtedness secured by a Lien on Restricted Property at least equal in amount to the Attributable Debt with respect to such transaction pursuant to Section 4.08 above without having to secure equally and ratably the Senior Notes (without taking into account clauses (1) through (10) in the first paragraph thereof).

Section 4.10 Change of Control Repurchase Offer.

If a Change of Control Repurchase Event occurs, unless the Company has exercised the Company’s right to redeem all of the Senior Notes as described above, the Company shall be required to make an offer to each Holder of Senior Notes to repurchase all or, at the election of the Holder, any part (in principal amounts of $2,000 and integral multiples of $1,000 in excess thereof) of that Holder’s Senior Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Senior Notes to be repurchased plus any accrued and unpaid interest on the Senior Notes repurchased to, but excluding, the date of purchase. Within 30 days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control, but after the public announcement of the Change of Control, the Company shall give notice to each Holder in the manner provided in the Indenture describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Senior Notes on the payment date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is given. The notice shall, if given prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Senior Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Senior Notes, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached the Company’s obligations under the Change of Control Repurchase Event provisions of the Senior Notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, the Company shall, to the extent lawful:

(1)	accept for payment all Senior Notes or portions of Senior Notes properly tendered pursuant to the Company’s offer (in principal amounts of $2,000 and integral multiples of $1,000 in excess thereof);

(2)	deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all Senior Notes or portions of Senior Notes properly tendered and not withdrawn; and

(3)	deliver or cause to be delivered to the Trustee the Senior Notes properly accepted, together with an officer’s certificate stating the aggregate principal amount of Senior Notes being purchased by us.

The Paying Agent shall promptly mail to each Holder of Senior Notes properly tendered the purchase price for the Senior Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new note equal in principal amount to any unpurchased portion of any Senior Notes surrendered; provided that each new note shall be in principal amounts of $2,000 or an integral multiple of $1,000 in excess thereof.

The Company shall not be required to make an offer to repurchase the Senior Notes upon a Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Senior Notes properly tendered and not withdrawn under its offer.

An offer to repurchase may be made in advance of a Change of Control Repurchase Event, conditional upon such Change of Control Repurchase Event after the public announcement of the Change of Control.

Section 4.11 Reporting.

So long as the Senior Notes are outstanding, the Company shall furnish to the Trustee and make available on its website copies of such annual and quarterly reports and such information, documents and other reports as are required under Sections 13 and 15(d) of the Exchange Act within 15 days after the date such information, documents or other reports were filed with the SEC. The Company shall be deemed to have furnished such reports, information and documents to the Trustee if the Company has filed such reports, information and documents with the SEC via the Electronic Data Gathering, Analysis and Retrieval System (EDGAR) filing system (or any successor system) or has made available such reports, information and documents on its website. The Trustee shall have no responsibility to ensure that such filing has occurred.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of their covenants under the Indenture (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

ARTICLE THREE

MISCELLANEOUS PROVISIONS

SECTION 301 Integral Part.

This First Supplemental Indenture constitutes an integral part of the Indenture.

SECTION 302 General Definitions.

For all purposes of this First Supplemental Indenture:

(a) capitalized terms used herein without definition shall have the meanings specified in the Base Indenture; and

(b) the terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this First Supplemental Indenture.

SECTION 303 Adoption, Ratification and Confirmation.

The Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

SECTION 304 Counterparts.

This First Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed an original; and all such counterparts shall together constitute but one and the same instrument.

SECTION 305 Governing Law.

THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT WITHOUT GIVING EFFECT TO THE APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SECTION 306 Trustee Disclaimer.

The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture. The recitals contained herein shall be taken as statements of the Company, and the Trustee assumes no responsibility for their correctness.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first written above.

OCEANEERING INTERNATIONAL, INC.

By:	/s/ W. Cardon Gerner
	Name: Title:	W. Cardon Gerner Senior Vice President and Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Patrick T. Giordano
	Name: Title:	Patrick T. Giordano Vice President

Signature Page to First Supplemental Indenture

ANNEX A

[FORM OF GLOBAL SECURITY—SENIOR NOTES]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR THE INDIVIDUAL SECURITIES REPRESENTED HEREBY, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

4.650% SENIOR NOTE DUE 2024

OCEANEERING INTERNATIONAL, INC.

Issue Date:	Maturity: November 15, 2024

Principal Amount: $	CUSIP: 675232 AA0

Registered: No. R-	ISIN: US675232AA07

Oceaneering International, Inc., a corporation incorporated under the laws of the State of Delaware (herein called the “Company”, which term includes any successor corporation under the indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of Dollars ($ ), or such other amount as provided on the “Schedule of Increases or Decreases in Global Security” attached hereto, on November 15, 2024 and to pay interest thereon in immediately available funds as specified on the reverse of this Security.

Payment of the principal of and interest on this Security shall be made at the office or agency of the Company maintained for that purpose in New York, New York or Dallas, Texas in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the register of Securities or by wire transfer of immediately available funds to the accounts in the continental United States designated by the Holder of $1 million or more of this Security.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

OCEANEERING INTERNATIONAL, INC.

By:
Name: Title:

By:
Name: Title:

Attest:

Secretary

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

Authorized Signatory

Date of Authentication:

[Reverse of Security]

OCEANEERING INTERNATIONAL, INC.

4.650% SENIOR NOTE DUE 2024

This Security is one of a duly authorized issue of senior securities of the Company issued and to be issued in one or more series under an Indenture, dated as of November 21, 2014 between the Company and Wells Fargo Bank, National Association, as trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture (as defined below)), as amended by the First Supplemental Indenture thereto dated as of November 21, 2014 between the Company and the Trustee (as so amended, herein called the “Indenture”), or their respective predecessors, as applicable, to which the Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, which is initially limited to the aggregate principal amount of $500,000,000. As used herein, the term “Securities” means securities of the series designated on the face hereof except that, where the context requires that such term be construed as including another series of securities (e.g., where phrases such as “Securities of each series” or “Securities of any series” or similar phrases are used), the term “Securities” means securities of any series issued or to be issued under the Indenture.

The Company may, without the consent of the existing holders of the Securities, issue additional Securities having the same ranking and the same interest rate, maturity and other terms as the Securities, except for issue date, public offering price and, if applicable, the date from which interest will accrue. Any additional Securities having such similar terms, together with the Securities, shall constitute a single series of Securities under the Indenture.

Interest

The rate at which this Security shall bear interest shall be 4.650% per annum. The date from which interest shall accrue for this Security shall be November 21, 2014. The Interest Payment Dates on which interest on this Security shall be payable are May 15 and November 15 of each year, commencing on May 15, 2015. The Regular Record Date for the interest payable on this Security on any Interest Payment Date shall be the May 1 or November 1, as the case may be, immediately preceding such Interest Payment Date. Interest shall cease to accrue on this Security upon its maturity, purchase by the Company at the option of a holder or redemption. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

Method of Payment

Payments in respect of principal of and interest, if any, on the Securities shall be made by the Company in immediately available funds.

Payment on Business Day

If any Interest Payment Date, Redemption Date (as defined below) or Maturity date of the Senior Notes is not a Business Day at any Place of Payment, then payment of the principal, premium, if any, and interest may be made on the next Business Day at that Place of Payment. No interest shall accrue on the amount payable for the period from and after the applicable Interest Payment Date, Redemption Date or Maturity date, as the case may be.

Optional Redemption

The Securities are redeemable, at the option of the Company, at any time prior to maturity in whole or from time to time in part, on a date fixed by the Company for such redemption (the “Redemption Date”) and at a redemption price (the “Redemption Price”) calculated as follows. If the relevant Redemption Date occurs prior to August 15, 2024, the Redemption Price shall be equal to 100% of the principal amount of the Securities being redeemed plus accrued and unpaid interest up to but not including the Redemption Date plus a premium (the “Make-Whole Premium”), if any is applicable pursuant to the calculation thereof as provided in the immediately following paragraph. If the relevant Redemption Date occurs on or after August 15, 2024, the Redemption Price payable shall be equal to 100% of the principal amount of the Securities being redeemed plus accrued and unpaid interest up to but not including the Redemption Date (with no Make-Whole Premium). If the Redemption Date is after a Regular Record Date and on or prior to the corresponding Interest Payment Date, the accrued and unpaid interest shall be paid on the Redemption Date to the Person in whose name the Securities are registered at the close of business on the Regular Record Date and not included in the Redemption Price. The Redemption Price shall never be less than 100% of the principal amount of the Securities plus accrued and unpaid interest up to but not including the Redemption Date.

The Company shall calculate the Make-Whole Premium, if any, in good faith, applying the Treasury Rate determined as set forth in the definition thereof. The amount of the Make-Whole Premium is equal to the excess, if any, of: (i) the sum of the present values, calculated as of the Redemption Date, of: (A) the remaining scheduled payments of interest on the Securities to be redeemed that would be due after the Redemption Date but for such redemption (except that, if such Redemption Date is not an Interest Payment Date, the amount of the next succeeding scheduled interest payment shall be reduced by the amount of interest accrued thereon to the Redemption Date); and (B) the principal amount that, but for the redemption, would have been payable at the Stated Maturity; over (ii) the principal amount of the Securities being redeemed.

The present values of interest and principal payments referred to in clause (i) above shall be determined in accordance with generally accepted principles of financial analysis. Those present values shall be calculated by discounting the amount of each payment of interest or principal from the date that each payment would have been payable, but for the redemption, to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate (as defined below) plus 40 basis points.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity (computed by the Company as of the second Business Day immediately preceding such Redemption Date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Securities.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Comparable Treasury Price” means, with respect to any Redemption Date, (i) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained.

“Reference Treasury Dealer” means Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC and their successors and two other nationally recognized investment banking firms that are Primary Treasury Dealers specified from time to time by the Company, except that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company is required to designate as a substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third Business Day preceding such Redemption Date.

If less than all of the Securities are to be redeemed, the Trustee shall select the Securities to be redeemed by such method the Trustee deems fair and appropriate.

Notice of redemption shall be sent at least 30 days but not more than 60 days before the Redemption Date to each Holder of Securities to be redeemed at its registered address. Securities in denominations larger than $2,000 in principal amount, or any integral multiple of $1,000 in excess thereof, may be redeemed in part, but only in principal amounts of $2,000 and integral multiples of $1,000 in excess thereof. On and after the Redemption Date, subject to the deposit with the Paying Agent of funds sufficient to pay the Redemption Price, interest shall cease to accrue on Securities or portions thereof called for redemption.

The Securities are not entitled to the benefit of any sinking fund or other mandatory redemption provisions.

Change of Control Repurchase Offer

Upon the occurrence of a Change of Control Repurchase Event, the Company shall make an offer to repurchase the Securities, if and in the manner required by Section 4.10 of the Indenture.

Transfer

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the register of the Securities, upon surrender of this Security for registration of transfer at the office or agency in a Place of Payment for Securities of this series, duly endorsed by, or accompanied by a written instrument of transfer in form reasonably satisfactory to the Registrar duly executed by the Holder thereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series, of like tenor and of other authorized denominations and for the same aggregate principal amount, executed by the Company and authenticated and delivered by the Trustee, shall be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $2,000 or any integral multiple of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations set forth therein and on the face of this Security, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series of a different authorized denomination as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee or any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

Amendment, Supplement and Waiver; Limitation on Suits

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of at least a majority in principal amount of the then outstanding Securities of all series affected (acting as one class). The Indenture also contains provisions permitting the Holders of at least a majority in principal amount of the then outstanding Securities of any series or of all series (acting as one class), to waive compliance by the Company with certain existing or past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

Subject to the right of the Holder of any Securities of this series to institute proceedings to enforce the Holder’s right to receive payment of the principal thereof and interest thereon (or repurchase price thereof), no Holder of the Securities of this series shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless

(1) such Holder has previously given written notice to the Trustee of a continuing Event of Default;

(2) the Holders of not less than 25% in principal amount of the then outstanding Securities of this series shall have made written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense to be incurred in compliance with such request;

(4) the Trustee for 60 days after its receipt of such request and offer of indemnity has failed to institute any such proceeding; and

(5) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the then outstanding Securities of this series;

it being understood and intended that no one or more of such Holders shall have the right in any manner whatever by virtue of, or by availing of, any provision of the Indenture to affect, disturb or prejudice the rights of any other of such Holders, or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under the Indenture, except in the manner herein provided and for the equal and ratable benefit of all of such Holders.

Successor Corporation

When a successor Person assumes all the obligations of its predecessor under the Securities and the Indenture in accordance with the terms and conditions of the Indenture, the predecessor Person shall (except in certain circumstances specified in the Indenture) be released from those obligations.

Defaults and Remedies

If an Event of Default with respect to the Securities of this series shall occur and be continuing, all unpaid principal amount plus accrued and unpaid interest through the acceleration date of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

No Recourse Against Others

No recourse shall be had for the payment of the principal of or the interest, if any, on this Security, for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Company or of any successor corporation thereto, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment of penalty or otherwise, all such liability being, by acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

Indenture to Control; Governing Law

In the case of any conflict between the provisions of this Security and the Indenture, the provisions of the Indenture shall control.

THE INDENTURE AND THE SECURITIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT WITHOUT GIVING EFFECT TO THE APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Definitions

All terms defined in the Indenture and used in this Security but not specifically defined herein are used herein as so defined.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY1

The following increases or decreases in this Global Security have been made:

Date of exchange	Amount of decrease in principal amount of this Global Security	Amount of increase in principal amount of this Global Security	Principal amount of this Global Security following such decrease or increase	Signature of authorized officer of Trustee or Security Custodian

[1]	Include schedule only for Global Security.